Exhibit 99.1
FHLBank Topeka Welcomes New CFO
FHLBank Topeka is pleased to announce Philip Bacchus will start as chief financial officer on Aug. 26. Philip will fill the role that has been open since late 2023 with the promotion of Jeff Kuzbel to president and CEO.
Phil was selected as part of a nationwide search for the position. He most recently worked for American Savings Bank in Honolulu, Hawaii, where he worked as Senior Vice President, Treasurer, since 2019 and had oversight of the bank's corporate funding, investment portfolio, mortgage sales, asset/liability management and planning functions.
Before joining ASB, Phil held various positions in treasury and balance sheet management during his 10-year career at Capital One in McLean, Virginia, leaving as director and line of business CFO. He also worked for North Fork Bancorporation, a former $60 billion New York-based regional bank that was acquired by Capital One, and GreenPoint Financial, a regional thrift institution. He has experience working as a member with FHLBank Des Moines, FHLBank New York and FHLBank Atlanta.
“Phil has worked for several member financial institutions over his career,” said President and CEO Jeff Kuzbel. “He understands the importance of the Federal Home Loan Banks to institutions of all sizes. I know his financial experience will serve our cooperative and its members well.”
Phil is a graduate of New York University’s Stern School of Business, where he majored in Finance and International Business. He also has an MBA from Georgetown University’s McDonough School of Business and a Global Executive Masters from ESADE Business School in Barcelona, Spain.